EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES JUNE CASH DISTRIBUTION

Dallas, Texas, June 20, 2023 – Argent Trust Company, as Trustee of the Hugoton Royalty Trust (the “Trust”) (OTCQB:HGTXU) announced today a cash distribution to the holders of its units of beneficial interest of $0.000653 per unit, payable on July 17, 2023, to unitholders of record on June 30, 2023. The following table shows underlying gas and oil sales and average prices attributable to the net overriding royalty for both the current month and prior month. Underlying gas and oil sales volumes attributable to the current month were primarily produced in April.

	Underlying Sales
	Volumes (a)		Average Price
	Gas	Oil	Gas	Oil
	(Mcf)	(Bbls)	(per Mcf)	(per Bbl)

Current Month Distribution	863,000	11,000	$3.18	$75.94

Prior Month Distribution	662,000	13,000	$4.43	$71.76

(a)	Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the Trustee that it has deducted development costs of $658,000, production expense of $2,127,000 and overhead of $1,115,000 in determining the royalty calculation for the Trust for the current month.

Excess Costs

XTO Energy has advised the Trustee that excess costs increased by $29,000 on properties underlying the Kansas net profits interests. Underlying cumulative excess costs remaining on the Kansas net profits interests total $179,000, including accrued interest of $2,000.

XTO Energy has advised the Trustee that excess costs were $1,147,000 on properties underlying the Oklahoma net profits interests. Underlying cumulative excess costs remaining on the Oklahoma net profits interests total $1,147,000.

Development Costs

As previously disclosed, XTO Energy advised the Trustee that it elected to participate in the development of three non-operated wells in Major County, Oklahoma. As of the date hereof, $2.4 million underlying ($1.9 million net to the Trust) in development costs have been charged to the Trust for the three non-operated wells. The Trustee and XTO Energy will continue to provide material updates on the three non-operated wells in subsequent communications.

Arbitration

As previously disclosed, XTO Energy advised the Trustee that it reached a settlement with the plaintiffs in the Chieftain class action royalty case. On July 27, 2018, the final plan of allocation was approved by the court. Based on the final plan of allocation, XTO Energy advised the Trustee that it believes approximately $24.3 million in additional production costs should be allocated to the Trust. On May 2, 2018, the Trustee submitted a demand for arbitration seeking a declaratory judgment that the Chieftain settlement is not a production cost and that XTO Energy is prohibited from charging the settlement as a production cost under the conveyance or otherwise reducing the Trust’s payments now or in the future as a result of the Chieftain litigation. The Trust and XTO Energy conducted the interim hearing on the claims related to the Chieftain settlement on October 12-13, 2020. In the arbitration, the Trustee contended that the approximately $24.3 million allocation related to the Chieftain settlement was not a production cost and, therefore, there should not be a related adjustment to the Trust’s share of net proceeds. However, XTO Energy contended that the approximately $24.3 million was a production cost and should reduce the Trust’s share of net proceeds.

On January 20, 2021, the arbitration panel issued its Corrected Interim Final Award (i) “reject[ing] the Trust’s contention that XTO has no right under the Conveyance to charge the Trust with amounts XTO paid under section 1.18(a)(i) as royalty obligations to settle the Chieftain litigation” and (ii) stating “[t]he next phase will determine how much of the Chieftain settlement can be so charged, if any of it can be, in the exercise of the right found by the Panel.” Following briefing by both parties, on May 18, 2021, the Panel issued its second interim final award over the amount of XTO Energy’s settlement in the Chieftain class action lawsuit that can be charged to the Trust as a production cost. The Panel in its decision has ruled that out of the $80 million settlement, the “Trust is obligated to pay its share under the Conveyance of the $48 million that was received by the plaintiffs in the Chieftain lawsuit by virtue of the settlement of that litigation. The Trust is not obligated by the Conveyance to pay any share of the $32 million received by the lawyers for the plaintiffs in the Chieftain lawsuit by virtue of the settlement.” XTO Energy and the Trustee are in the process of determining the portion of the $48 million that is allocable to Trust properties to be charged as an excess cost to the Trust, but estimate it to be approximately $14.6 million net to the Trust.

The reduction in the Trust’s share of net proceeds from the portion of the settlement amount the Panel has ruled may be charged against the Oklahoma conveyance would result in excess costs under the Oklahoma conveyance that would likely result in no distributions under the Oklahoma conveyance while these excess costs are recovered. This award completes the portion of the arbitration related to the Chieftain settlement. Excess costs on any individual conveyance would not affect net proceeds to the Trust on any of the other remaining conveyances.

Other Trustee claims related to disputed amounts on the computation of the Trust’s net proceeds for 2014 through 2019 and 2021 were bifurcated from the initial arbitration. Pursuant to the purchase and sale agreement entered into between the Trustee and XTO Energy, the parties had agreed to stay the arbitration from the date of execution of the purchase and sale agreement to the earlier of the termination of the purchase and sale agreement or closing date of the sale of assets. Effective August 22, 2022, the Trustee and XTO Energy mutually agreed to terminate the purchase and sale agreement. As a result of the termination, the stay of these arbitration proceedings between XTO Energy and the Trustee with respect to the Trust was lifted. The final hearing regarding the remaining dispute over net proceeds is scheduled to occur November 8, 2023.

For more information on the Trust, please visit our website at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs and timing, and future net profits, could differ materially due to changes in natural gas and oil prices and other economic conditions affecting the gas and oil industry and other factors described in Part I, Item 1A of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2022.

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Contact:	Nancy Willis Vice President Argent Trust Company, Trustee 855-588-7839